Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Bill Barrett Corporation 2008 Stock Incentive Plan of our review letter as of December 31, 2007, and any references thereto or to our firm, in the context in which they appear, included in the Annual Report on Form 10-K of Bill Barrett Corporation for the fiscal year ended December 31, 2007, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III, P.E.
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

July 1, 2008